EXHIBIT 99.1

DIGITAL
MICROWAVE
CORPORATION


FOR FURTHER INFORMATION:

Rebecca Wallo
(408) 943-0777



FOR IMMEDIATE RELEASE:


             DIGITAL MICROWAVE CORPORATION APPOINTS
    CHARLES D. KISSNER PRESIDENT AND CHIEF EXECUTIVE OFFICER

SAN JOSE, CA -- Digital Microwave Corporation (DMIC on
Nasdaq) today (July 10, 1995) announced that Charles D. Kissner,
48, has been elected president, chief executive officer, and a member of the Board of Directors, effective July 17, 1995.

          Kissner has 25 years of experience in domestic and international technology and telecommunications markets. He was most recently vice president and general manager of the Microelectronics Division of M/A-Com, Inc., Lowell,
Massachusetts, the company's largest division. The
Microelectronics Division features a full line of radio frequency and microwave products, from components to systems.

          Under Kissner's leadership, M/A-Com Microelectronics was transformed into a leading supplier to all segments of the commercial wireless market, including cellular, PCS/PCN, and microwave radio. The division's customer base includes most of the leading global providers of wireless communications products and services.

                             -MORE-

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DIGITAL MICROWAVE CORPORATION APPOINTS
CHARLES D. KISSNER PRESIDENT AND CHIEF EXECUTIVE OFFICER


          Kissner previously served as president and chief executive officer of Aristacom International in Alameda, California, a venture-funded telephony call processing company.

          Prior to Aristacom, Kissner was senior vice president and general manager of Fujitsu Network Switching, a company he launched and built as a subsidiary of Fujitsu, Ltd. Here he was responsible for all company operations, including the central office switching business, and the ISDN terminal business for North America.

          In addition, Kissner previously held several key positions at American Telephone & Telegraph, and was responsible for the successful establishment of the international business unit of the AT&T Western Electric Switching Division.

          Kissner holds a Bachelor of Science degree from California State Polytechnic University, Pomona, and an MBA from the University of Santa Clara.

          Headquartered in San Jose, CA, Digital Microwave Corporation is a leading worldwide designer, manufacturer and marketer of advanced, high-performance digital microwave radios and a supplier of associated systems and services. The company's comprehensive portfolio of technologically advanced products is designed for use by telecommunications operators providing PCS/PCN, mobile telephone services, and local access, as well as for use in private networks worldwide.

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